As filed with the Securities and Exchange Commission on August 6, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COINSTAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation or organization)	94-3156448 (I.R.S. Employer Identification No.)
1800 114th Avenue S.E.
Bellevue, Washington 98004
(Address of principal executive offices, including zip code)
COINSTAR, INC.
1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN
(Full title of the plan)
Paul D. Davis
Chief Executive Officer
Coinstar, Inc.
1800 114th Avenue S.E.
Bellevue, Washington 98004
(425) 943-8000
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Andrew Bor
Perkins Coie LLP
1201 Third Avenue, 48th Floor
Seattle, Washington 98101-3099
(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee
Common Stock, $0.001 par value, under the Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan (the “Plan”)	600,000	$32.68	$19,608,000.00	$1,094.13

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price Per Share is estimated to be $32.68 based on the average of the high sales price ($32.98) and the low sales price ($32.38) for the Registrant’s Common Stock as reported by the Nasdaq Global Select Market on July 30, 2009.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
     (a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 26, 2009, as amended by the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2008, filed on March 27, 2009, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;
     (b) the Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009, filed on May 11, 2009 and August 6, 2009, respectively, which contain unaudited interim financial statements;
     (c) the Registrant’s Current Reports on Form 8-K filed on February 12, 2009 (excluding the report filed with respect to Item 2.02 and related Item 9.01), February 27, 2009, March 4, 2009, March 30, 2009 (both reports filed on such date), April 6, 2009, April 21, 2009, May 1, 2009, May 21, 2009, June 8, 2009, and July 21, 2009; and
     (d) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A filed on November 25, 2008 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
Item 4. DESCRIPTION OF SECURITIES
     Not applicable.
Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     None.
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
     As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.
     As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (3) the rights conferred in the amended and restated bylaws are not exclusive.
     The indemnification provision in the Registrant’s amended and restated certificate of incorporation and the amended and restated bylaws may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act. The Registrant has also obtained directors’ and officers’ liability insurance. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any such threatened litigation that may result in claims for indemnification.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
Item 8. EXHIBITS

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered
23.1	Consent of KPMG LLP
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan (incorporated by reference to Appendix A of the definitive proxy statement filed by the Registrant on May 4, 2009)
Item 9. UNDERTAKINGS
     A. The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
               (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 6th day of August, 2009.

COINSTAR, INC.
By:	/s/ Paul D. Davis
Paul D. Davis
Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Paul D. Davis, John C. Harvey, and Donald. R. Rench, or any of them, his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 6th day of August, 2009.

Signature	Title

/s/ Paul D. Davis Paul D. Davis	Chief Executive Officer and Director (Principal Executive Officer)

/s/ John C. Harvey John C. Harvey	Chief Financial Officer (Principal Financial Officer)

/s/ Richard C. Deck Richard C. Deck	Chief Accounting Officer (Principal Accounting Officer)

/s/ Deborah L. Bevier Deborah L. Bevier	Chair of the Board

/s/ Arik A. Ahitov Arik A. Ahitov	Director

/s/ David M. Eskenazy David M. Eskenazy	Director

/s/ Daniel W. O’Connor Daniel W. O’Connor	Director

/s/ Robert D. Sznewajs Robert D. Sznewajs	Director

/s/ Ronald B. Woodard Ronald B. Woodard	Director

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered
23.1	Consent of KPMG LLP
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan (incorporated by reference to Appendix A of the definitive proxy statement filed by the Registrant on May 4, 2009)